Exhibit 99.28(h)(xv)

AMENDMENT TO VanEck ETF TRUST RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT

This AMENDMENT to the Rule 12d1-4 Fund of Funds Investment Agreement (as defined below) is made and effective as of January 28, 2025 (the “Amendment”), by and between Old Westbury Funds, Inc. (the “Corporation”), on behalf of each of its series listed on Schedule A hereto, severally and not jointly (each, an “Acquiring Fund”), and VanEck ETF Trust (the “Trust”), on behalf of each of its series (except such series listed on Schedule B to the Rule 12d1-4 Fund of Funds Investment Agreement, which may be amended from time to time), severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, the Corporation and the Trust are parties to the Rule 12d1-4 Fund of Funds Investment Agreement, dated as of January 19, 2022 (the “Fund of Funds Investment Agreement”), pursuant to which the Acquiring Funds may invest in shares of the Acquired Funds in reliance on Rule 12d1-4 under the Investment Company Act of 1940; and

WHEREAS, the Corporation and the Trust desire to amend the Fund of Funds Investment Agreement to reflect the addition of Old Westbury Total Equity Fund and Old Westbury Short-Term Bond Fund, each a series of the Corporation, as Acquiring Funds;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Schedule A to the Fund of Funds Investment Agreement is hereby deleted and replaced with Schedule A hereto.

2. The Fund of Funds Investment Agreement, as expressly amended hereby, shall continue in full force and effect.

3. This Amendment may be executed in counterparts, all of which taken together shall constitute one and the same agreement.

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Exhibit 99.28(h)(xv)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers as of the date first written above.

Old Westbury Funds, Inc.

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President & CEO

VanEck ETF Trust

By:	/s/ Lisa Moss
Name:	Lisa Moss
Title:	Assistant Vice President and Assistant Secretary

Exhibit 99.28(h)(xv)

SCHEDULE A (as of February 17, 2025)

This Schedule A, as of February 17, 2025, sets forth the current Acquiring Funds for purposes of Schedule A to the Fund of Funds Investment Agreement, dated as of January 19, 2022, by and between VanEck ETF Trust and Old Westbury Funds, Inc.

Acquiring Funds

Old Westbury All Cap Core Fund

Old Westbury Large Cap Strategies Fund

Old Westbury Small & Mid Cap Strategies Fund

Old Westbury Credit Income Fund

Old Westbury Fixed Income Fund

Old Westbury Municipal Bond Fund

Old Westbury California Municipal Bond Fund

Old Westbury New York Municipal Bond Fund

Old Westbury Short-Term Bond Fund

Old Westbury Total Equity Fund